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                                                                Public Relations

                                                                   MetLife, Inc.
For Immediate Release News                                     One MetLife Plaza
                                                        27-01 Queens Plaza North
                                                      Long Island City, NY 11101



MetLife(R)                                                        [MetLife LOGO]



Contacts:     For Media:      John Calagna
                              (212) 578-6252

              For Investors:  Tracey Dedrick
                              (212) 578-5140


             METLIFE SELLS PETER COOPER VILLAGE AND STUYVESANT TOWN
                               APARTMENT COMPLEX


NEW YORK, October 17, 2006 - MetLife, Inc. (NYSE: MET) announced today the sale of Peter Cooper Village and Stuyvesant Town to Tishman Speyer, in a joint venture with BlackRock Realty, the real estate arm of BlackRock, Inc. (NYSE:
BLK), for $5.4 billion. The sale is expected to result in a gain of approximately $3 billion, net of income taxes. It is anticipated that the sale will close in the fourth quarter of 2006, subject to customary closing conditions.

"Peter Cooper Village / Stuyvesant Town is an extraordinary asset and we are very pleased with the market reaction we received to this sale," said Robert Merck, head of real estate investments for MetLife. "This property has been a prominent asset in MetLife's real estate portfolio for nearly six decades. MetLife considered offers from many highly qualified bidders, including the PCVST Tenant's Association and some of world's leading real estate owners and operators. Tishman Speyer and BlackRock were illustrative of the outstanding caliber and reputation of the bid group and we are confident that they will be fine stewards of the property in the years to come."

The Peter Cooper Village and Stuyvesant Town properties together make up the largest apartment complex in Manhattan, totaling over 11,000 units, spread over 80 contiguous acres. The properties are bounded on the west by First Avenue, to the east by FDR Drive and the East River, to the north by 23rd Street and to the south by 14th Street.

The properties are owned by the MetLife affiliate Metropolitan Tower Life Insurance Company.

MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the U.S. and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the U.S. (based on life insurance in-




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force).  The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement and savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to, the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and
(xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


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